SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 23, 2009

MSGI SECURITY SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant’s telephone number, including area code)

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation

On March 17, 2009 the Company entered into a $250,000 short-term note with three private institutional lenders. The proceeds of this note were used primarily for a new business venture as well as to meet short-term working capital requirements of the Company. The note carries a rate of 10 percent per annum and matures on June 17, 2009.

The lenders have the right, at their sole discretion, to convert the principal balance of the note plus accrued but unpaid interest, in whole or in part, into common stock of the Company at a conversion price of $0.25 per share.

The lenders presently hold 16 million warrants to purchase stock of the Company, which were issued at various times during 2007 and 2008 in conjunction with certain convertible instruments. The lenders have agreed to exchange their 16 million warrants for 10 million shares of the Company’s common stock from time to time so long as the lenders combined beneficial ownership never exceeds 9.99%. The shares issuable upon exchange of the warrants will be issued without restrictions on resale under Rule 144. This exchange agreement will result in a reduction in dilution of 6 million shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: March 23, 2009	By:	/s/ Jeremy Barbera
Name: Jeremy Barbera
Title: Chief Executive Officer